August 5, 2022 Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549-7561 Dear Sirs/Madams: We have read Item 4.01(b) of Healthcare Realty Trust Incorporated’s and Healthcare Realty Holdings, L.P.’s Form 8-K dated August 5, 2022, and we agree with the statements made therein. Yours truly,